FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, Washington 98204

Contact: Patrick M. Fahey
Frontier Financial Corporation
Chairman of the Board and CEO
425-423-7250

NEWS RELEASE

Frontier Bank Announces Staff Reductions

EVERETT, WASHINGTON — June 11, 2009 — Frontier Financial Corporation (NASDAQ: FTBK), on behalf of its subsidiary Frontier Bank, announced a workforce reduction of approximately six percent of the Bank’s 760 member workforce effective today.

Chairman and CEO Patrick M. Fahey said the action was taken as the result of an ongoing review of bank operations to identify ways to operate more efficiently and continue to adjust the Bank’s structure to reflect current economic conditions. “This has been a difficult decision in difficult times, after having taken a number of actions over the past several months to lessen the size of a necessary reduction,” Fahey said.

The reductions occurred at all levels and in all parts of the Corporation. The departing employees received severance pay based on their years of service and may also participate in a two-day career planning and jobs skills seminar. Frontier Bank has also arranged for them to have the option of continuing to have health coverage under COBRA (Consolidated Omnibus Budget Reconciliation Act) for 24 months instead of the 18 months usually offered.

The Corporation expects that this reduction will result in a $360 thousand pre-tax charge in the second quarter of 2009 and will provide an annual pre-tax cost savings of approximately $2.5 million.

Frontier Financial Corporation is a Washington-based bank holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release.